Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&L
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@drg-l.com

Susser Holdings Announces Resignation of Director
CORPUS CHRISTI, Texas, August 15, 2012 - Susser Holdings Corporation (NASDAQ: SUSS) announced today that William F. Dawson, Jr., a member of the Company's Board of Directors, submitted his resignation. Dawson is currently a managing partner of Wellspring Capital Management, LLC. In July, Wellspring sold 5,750,000 shares in an underwritten secondary offering. Currently, Wellspring holds 854,882 shares of Susser Holdings stock representing 4.1% of the outstanding shares.
“Bill Dawson has been a thoughtful contributor in the Board Room offering strategic advice on key decisions and has expanded our network of stakeholders and lenders with Wellspring's best resources,” said Susser President and CEO Sam L. Susser. “Wellspring has been a great partner to Susser and Bill has served as a trusted advisor on our Board. On behalf of the Company and its Board of Directors, we would like to thank Bill for his exemplary service during the past seven years.”
Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas with approximately 1,100 Company-operated or contracted locations. The Company operates approximately 550 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in more than 340 of its stores, primarily under the proprietary Laredo Taco Company® brand. The Company also supplies branded motor fuel to approximately 565 independent dealers through Susser Petroleum Company, its wholesale fuel division.